Shareholder Letter Sa lt La ke P ow er Y og a / Sa lt La ke C ity , U ta h Q2 2023 Aug 3, 2023

Q2 2023 Highlights

Net revenue of $78.9 million grew 19% year-over-year with improved paid ticket volume.

Eventbrite Boost and Ads grew 27% quarter-over-quarter with Ads exceeding $1 million in revenue and expanded availability to recurring events.

EB-driven tickets were 27% of paid tickets, generating $202 million in gross ticket sales for creators.

Net Revenue



$66M
$79M
+19% Y/Y
Q2 2022
Q2 2023

Gross Ticket Sales



$843M
$890M
+6% Y/Y
Q2 2022
Q2 2023

Net Loss
($3 M)
+85% Y/Y

Adjusted EBITDA[(1)(2)]
$12.1M
+236% Y/Y

Paid Tickets



22M
23M
+7% Y/Y
Q2 2022
Q2 2023

Net Revenue Per Ticket



$3.02
$3.39
+12% Y/Y
Q2 2022
Q2 2023

Paid Creators
189K
+12% Y/Y

Paid Buyers
11M
+9% Y/Y

(1) Adjusted EBITDA as reported of $11.3 million, excluding restructuring costs and other non-routine items of $0.8 million.

(2) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q2 2023 Shareholder Letter

Page 2

Dear Eventbrite Shareholder, Second quarter performance demonstrates the meaningful progress we have made on our financial goals and our marketplace evolution. Gross ticket sales of $890 million supported a new post-COVID high watermark of $78.9 million in net revenue. Increasing adoption of our higher-margin marketing products, combined with stronger ticket and service fee pricing, yielded record take rate and gross margin. We also achieved mid-teens Adjusted EBITDA margin as we powered growth investments with a restructured and more efficient cost base. These results give us confidence in our marketplace strategy, and our ability to drive sustainable and profitable long-term growth. Our focused execution during the second quarter amplified the unique ways we connect creators and audiences of live events. We shipped new features that encompassed each major product priority for 2023: marketing tools, better event listings, more relevant personalization for event seekers, effective search & discovery for web and mobile, and SEO improvement. In particular, Eventbrite Boost and Ads expanded reach and functionality, resulting in healthy adoption by creators. Looking ahead, we will further integrate our demand generation capabilities into the core customer experience as we focus on propelling creator and event success. . Duck Club Entertainment The music-lovers behind Duck Club Entertainment originally came together to organize the first Treefort Music Fest in 2012, establishing Boise, Idaho as a destination for touring bands in the spring. More than a decade later, Duck Club books and promotes shows at 10 venues throughout the city (including a historic Shriners Lodge) and recently launched another annual festival, called Flipside Fest. “We’ve been able to grow along with Eventbrite,” says Eric Gilbert, chief executive officer of Duck Club. That growth is evident looking at Duck Club’s paid ticket sales— just six months into 2023, they have sold over 24,000 tickets (with 30% driven by Eventbrite channels), just shy of matching all of 2022. Chief marketing officer Megan Stoll gives some of the credit to Eventbrite’s robust suite of marketing tools, including an AI text generator that speeds up the creation of copy for listings and ads, plus email tools that have delivered a 60% open rate for Duck Club. “The ease of working with a platform like Eventbrite helps us just focus on what we really love to do — which is to throw the hottest shows in the coolest city,” Gilbert says. Duck Club Entertainment Treefort Music Fest Boise, ID Page 3Eventbrite Q2 2023 Shareholder Letter

Business Update Second quarter revenue of $78.9 million was supported by growing paid ticket volume, higher ticketing and service fees, and contribution from marketing and promoted listings features. We transacted over 23.3 million paid tickets as consumers sought out live experiences from our unique inventory of events. The combination of improved pricing and the growth in subscription and advertising revenue resulted in a second consecutive quarter of record take rate and revenue per ticket. We also elevated profitability as product-led growth and cost discipline both provided strong leverage in the quarter. Gross margin of 68.8% was a new quarterly record, over three points better than a year ago, and attributable to volume benefits, better monetization of ticket pricing and a larger contribution from higher margin marketing revenue. Second quarter Adjusted EBITDA was $12.1 million excluding the impact of non-routine items related to restructuring and reserves, and $11.3 million as reported. On a like basis excluding non- routine items, Adjusted EBITDA margin was 15% in the second quarter compared to 5% in the second quarter of last year. The operational and organizational changes we made during the second quarter have yielded immediate leverage and better positioned us to capitalize on our long-term marketplace opportunity. Revenue grew nearly 30% in the first half of 2023 while ongoing operating expenses, excluding restructuring and non-routine costs, rose only 5% over the same period. In the second quarter, we decreased ongoing product development costs by 4% year-over-year through efficiency gains and were on pace with hiring plans in Spain and India, while simultaneously delivering nearly 30 new product features and improvements. Meanwhile, sales and marketing continued to be our smallest investment area at roughly 30% of ongoing operating expenses. Lastly, we constrained general and administrative expense growth and expect to drive further operating leverage in this area. These thoughtful investments underpin our growing value as the leading live events marketplace, and we believe will support further take rate and profitability improvement as we accelerate the path to our stated long- term financial targets. 2,000000 2,214286 2,428571 2,642857 2,857143 3,071429 3,285714 3,500000 Q2 2023 Q2 2022 Q2 2019 // $3.04 7.1% 7.8% 8.9% $3.02 $3.39 Revenue per Ticket and Take Rate OpEx Investment Profile Q2 2023 36% General & Administrative 38% 26% Product Development Sales & Marketing As reported Page 4Eventbrite Q2 2023 Shareholder Letter

Marketing and Demand Generation Creators and consumers increasingly turned to our demand generating marketplace for audience growth and event discovery. Event goers acquired free and paid tickets to over 1.6 million events, including a record 563,000 paid events, during the quarter. Most events receive at least one Eventbrite-driven ticket, and in some of our largest categories, the tangible lift in attendance provided by our scale, distribution and trusted brand are especially pronounced. We influenced over one-third of total music ticket volume in the second quarter, and close to 30% of total ticket volume for both performing & visual arts and sports & wellness. Altogether, Eventbrite- driven tickets accounted for 27% of paid tickets and $202 million in gross ticket sales in the second quarter, and we believe contributed comparable economic value for free events where attendees are monetized through food and beverage, merchandise, and other event-related sales. Listing on Eventbrite fuels a growth flywheel for our most successful creators, and we will continue pursuing a roadmap that strengthens this competitive differentiation going forward. To augment our demand generation capabilities, we also meaningfully grew Eventbrite Boost and Ads in the second quarter. Combined Boost and Ads quarterly revenue rose 27% quarter-over-quarter, while Ads-specific revenue exceeded $1 million for the first time. Boost also achieved an important milestone of roughly 10,000 subscribers, consisting of two-thirds paid creators and one-third free creators. As awareness and usage of our marketing tools increase, we expect to further monetize the breadth of our free and paid creator base and help all creators drive attendance to their events. New features that make marketing and promoting events quicker and more seamless helped improve creator satisfaction and retention during the second quarter. In May, Eventbrite Ads launched internationally in Australia and Canada, expanding promoted listings to our third- and fourth-largest markets. In July, Ads debuted the ability to promote recurring events, which we believe will build adoption by our core frequent creator base. City Club Los Angeles City Club Los Angeles’ unique setting allows business and community leaders to network, engage, entertain, work, and play – all in one setting. Based 51 floors above Downtown LA, members can take in the gorgeous skyline while gathering with a diverse, cultured, and well-connected community. With over 95 Eventbrite-hosted events under their belt, they’ve seen massive success when it comes to getting in front of new audiences. For Michael Cunes, City Club LA’s Senior Director of Member Experience, Eventbrite’s marketing tools are an easy way to increase awareness about an event. “If it’s something we want to sell out, we use Boost.” Over the past three years, Eventbrite has driven 40% of City Club LA’s paid ticket sales, helping them connect with the right audience – people seeking an impressive place to host gatherings. This includes one of City Club LA’s favorite traditions: Chair’s Happy Hour! Page 5Eventbrite Q2 2023 Shareholder Letter

We also continue to deploy generative AI in ways that directly help creators and support end-to-end marketing motions: auto-completion of listings meta tags, content generation for social media ads, and copywriting for email marketing campaigns. These features attracted a growing number of our most successful creators, demonstrating the importance of audience growth as a main pillar of our competitive differentiation. We believe there is meaningful benefit in putting these tools in the hands of all creators who list on Eventbrite and will support that expansion through new listings packages and organizer fees. Looking ahead, we will keep driving an elevated creator experience through thoughtful investments and rapid product innovation.


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43
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Salt Lake Power Yoga

Salt Lake Power Yoga's public yoga events meet yogis where they are by taking practice out of the studio and into the world. Making yoga accessible for all has helped SLPY become a community fixture and in the process sell 84% more tickets between 2021 and 2022. Co-owner and teacher, Greg Galloway, uses Eventbrite to handle registrations for their community events and our email marketing tool to reach a targeted, engaged audience.

As many as 400 people gather on the lawn at their summer signature series State Of Mind: Yoga At The Capitol. For Galloway, Eventbrite's marketing tools save him valuable time and help him reach his target audience - a 2022 email campaign for this event was opened by 37% of recipients, almost double the open rate of non-Eventbrite emails. "I can get an email done within five minutes and get it sent out. Compared to other email marketing platforms, there are never a bunch of unsubscribes."

Eventbrite Q2 2023 Shareholder Letter

Page 6

Creators and Consumers

Second quarter creator trends were up healthily to meet strong consumer demand. Over 421,000 free and paid creators used our ticketing and marketing products during the quarter, growing 14% year-over-year. Paid creators accounted for 45% of total mix, up 12% year-over-year and reaching its highest quarterly level since 2019. A record number of frequent creators, around 24% of the total, were active in the second quarter. Underscoring the durability of this growth, we added over 110,000 new creators to mark another quarter of robust creator acquisition. As we build on more marketplace capabilities, we expect our appeal to independent, entrepreneurial creators to continue to grow.



URUBU

Since 2009, URUBU has hosted transformative wellness experiences in the UK, built on community togetherness and free expression through music and dance. With a humanistic approach, URUBU provides a safe and respectful environment for self-exploration and growth. At the heart of URUBU's offerings is their Ecstatic Dance nights. This event creates an open space where participants can freely express themselves, connect with others, and embark on a transformative journey of movement and sound.

URUBU's popularity has soared over the years, with an astounding 48% surge in paid tickets from 2021 to 2022 and 43% of ticket sales driven by Eventbrite. Founder Seth Newman has hosted more than 1,800 URUBU events on Eventbrite, with over 240 events in 2022 alone.


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Consumer Marketplace

Eventbrite Q2 2023 Shareholder Letter

Page 7

Consumer appetite for live events, fueled by pent-up demand, remained strong in the second quarter. Nearly 33 million total ticket buyers used our marketplace, up 9% year-over-year. This consumer base is the largest in our history, eclipsing pre-pandemic levels, and a clear sign that the live experiences we bring to market are highly valued and sought out by eager event goers. Our product experience is also rapidly evolving to drive more qualified traffic to event listings, and subsequent engagement and conversion. At the top of the funnel, we’ve refined our search experience to enable more consumers to take advantage of the depth and breadth of our event inventory. We also updated our search ranking model to increase relevance, for example helping newly video-enhanced listings attract on average 76% more page views over the course of the second quarter. Machine learning for search and discovery is also powering better personalization and recommendations, like on our redesigned “Things to Do” page. Improved curation also helped our “For You” page drive 64% more page views and higher purchase conversion for featured events. We will continue to invest in improving search and discovery and the consumer experience as we strengthen our appeal to high-intent consumers seeking live events. Round Rock Amp In 2021, owners of Nutty Brown Amphitheatre packed up nearly 20 years of Austin music history and moved 30 minutes north of Texas’ musical (and literal) capital to suburban Round Rock for a new venture: Round Rock Amp. The mid-sized outdoor venue opened in April of 2022 with back-to-back shows from Outlaw country singer Cody Jinks, followed a few days later by West Coast rappers Snoop Dogg and Ice Cube. A little over a year later, the venue continues to mix country and hip-hop — along with food festivals and the annual two-day Lone Star Jam country music festival. With 13 events on the books for 2023, and more to come, the venue has sold over 15,000 tickets (20% of which were driven by Eventbrite) to performances from the likes of Lainey Wilson and Walker Hayes. Surrounded by lush trees, the open-air venue sits on 18 acres in the former McNeil Park — a scenic setting for “I Love Rock 'n' Roll” singer Joan Jett and her band the Blackhearts to close the summer as they grace this new stage and really rock Round Rock. Page 8Eventbrite Q2 2023 Shareholder Letter

Summary We made strong progress on both financial performance and product development in the second quarter as we propelled our marketplace transformation. Our ability to connect audiences with the most relevant creators and content has proven to be especially valuable as live experiences continue to draw event goers in record numbers. By meeting this robust demand with a structurally more efficient and productive operating model, we expect to keep driving profitable growth toward our long-term targets. We look forward to updating you in the second half of the year as we continue to execute on our strategy. Sincerely, Julia Hartz CEO Lanny Baker CFO Carlos 'n Charlie's Las Vegas Carlos ‘n Charlie’s is the lively Mexican bar and restaurant in the Flamingo Las Vegas Hotel & Casino, known equally for their delicious Mexican cuisine, margaritas, and raucous nightly dance parties. Carlos ‘n Charlie’s has been using Eventbrite since their 2023 New Year’s Eve party, seeing immediate results. Eventbrite has driven 75% of their paid tickets, and all of their weekly events are now ticketed on Eventbrite. To keep their parties and events bustling, Sales and Marketing Manager Regina Dispa has actively championed the use of Eventbrite. Regina ran a high performing Eventbrite Ads campaign earlier this year to promote their 2023 Super Bowl party, leading to a packed house and patio for the big game. Page 9Eventbrite Q2 2023 Shareholder Letter

Financial Discussion

Second Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables, including the reconciliation of non-GAAP financial measures, can be found at the end of this letter.

Net Revenue

Net revenue of $78.9 million in the second quarter of 2023 was up 19%, benefiting from paid ticket volume and increased ticketing and service fees. Net revenue per paid ticket was $3.39, compared to $3.02 a year ago, resulting in record take rate of 8.9% which was 103 basis points higher than the same period a year ago. Revenue per ticket included a $0.11 contribution from marketing add-on products.



$66M
$67M
$72M
$78M
$79M
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Paid Ticket Volume

Paid ticket volume of 23.3 million in the second quarter of 2023 rose 7% based on paid creator and paid event growth.

Paid ticket volume for events outside of the U.S. represented 40% of total paid tickets in the second quarter, compared to 39% a year earlier.



22M
22M
25M
23M
23M
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Eventbrite Q2 2023 Shareholder Letter

Page 10

Gross Profit

Gross profit was $54.3 million in the second quarter of 2023 compared to $43.0 million in the same period in 2022. Gross margin of 68.8% was up 370 basis points compared to the same period a year ago and reached a new record. Excluding non-routine restructuring items and a one-time processing fee credit, on a non-GAAP basis, gross profit was $54.2 million in the second quarter of 2023 which corresponds to gross margin of 68.7%.

Gross profit impact from non-routine items in Q2 2023	Recorded Amount ($M)
Processing fee credit	0.8
Restructuring expense	(0.7)
Total gross profit impact	$0.1



$43M
$44M
$47M
$52M
$54M
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
As reported

Operating Expenses

Operating expenses were $61.0 million in the second quarter of 2023, compared to $56.3 million in the second quarter of 2022. Operating expenses in the second quarter of 2023 included $4.9 million in restructuring-related costs, and an aggregate $4.0 million release of advanced payout and creator upfront reserves. Operating expenses in the second quarter of 2022 included a $1.0 million release of creator upfront reserves. Excluding non-routine items, on a non-GAAP basis, operating expenses were $60.1 million in the second quarter of 2023 compared to $57.3 million in the year ago period.

Operating Expenses as Reported



$56M
$61M
$23M
$23M
$14M
$16M
$19M
$22M
Q2 2022
Q2 2023
Product Development
Sales & Marketing
General & Administrative

Operating Expenses Excluding Restructuring Costs and Reserve Adjustments



$57M
$60M
$23M
$21M
$14M
$18M
$20M
$21M
Q2 2022
Q2 2023
Product Development
Sales & Marketing
General & Administrative

Eventbrite Q2 2023 Shareholder Letter

Page 11

Product development expenses of $23.5 million for the second quarter of 2023 included approximately $2.0 million of restructuring costs as we continued to reposition engineering and development teams. Excluding non-routine items, on a non-GAAP basis, product development expenses were $21.5 million in the second quarter of 2023 compared to $22.5 million in the year ago period, a decrease of 4% year-over-year.

Sales, marketing, and support expenses were $15.7 million in the second quarter of 2023, compared to $14.3 million in the second quarter of 2022. Sales, marketing and support expenses in the second quarter of 2023 included approximately $1.0 million of restructuring costs and a $3.0 million release of advance payout reserves. Excluding these non-routine items, on a non-GAAP basis, sales, marketing and support expenses were $17.7 million in the second quarter of 2023, up 24% year-over-year on a comparable basis. Expenses rose in support of revenue growth for both ticketing as well as marketing tools.

General and administrative expenses were $21.8 million in the second quarter of 2023, compared to $19.5 million in the second quarter of 2022. General and administrative expenses in the second quarter of 2023 included approximately $1.8 million of restructuring costs and a $1.0 million release of creator upfront reserves. General and administrative expenses in the second quarter of 2022 included a $1.0 million release of creator upfront reserves. Excluding non-routine items, on a non-GAAP basis, general and administrative expenses were up 2% year-over-year and we continue to expect to generate strong operating leverage against revenue growth.

OpEx impact from non-routine items in Q2	Recorded Amount ($M)
Restructure expense for Product & Development	(2.0)
Restructure expense for Sales, Marketing, and Support	(1.0)
APO reserve release	3.0
Restructure expense for General & Administrative	(1.8)
Release to the creator upfront general reserves	1.0
Total operating expense impact	**($0.8)**

Net Income (Loss)

Net loss was ($2.9) million for the second quarter of 2023 compared with net loss of ($20.1) million in the same period in 2022.



$4M
($3M)
($13M)
($20M)
($21M)
Q2 2022
Q3 2022
Q4 2022
Q1 2022
Q2 2023

Eventbrite Q2 2023 Shareholder Letter

Page 12

Adjusted EBITDA

Excluding non-routine items, Adjusted EBITDA was $12.1 million in the second quarter of 2023 compared to $3.6 million in the second quarter of 2022. Adjusted EBITDA as reported was $11.3 million in the second quarter of 2023, compared to $4.7 million in the same period of 2022.



$5M
$4M
$11M
$2M
$11M
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

As reported

Adj. EBITDA impact from non-routine items in Q2 2023	Recorded Amount ($M)
Impact to Cost of net revenue	0.1
Impact to Operating expense	(0.9)
Total Adjusted EBITDA impact	($0.8)

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $519.6 million at the end of the second quarter of 2023, up from $518.4 million as of March 31, 2023. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. On that basis, the company's available liquidity as of June 30, 2023 was $365.7 million compared to $357.5 million as of March 31, 2023. Long-term debt as of June 30, 2023 was $356.6 million compared to $356.1 million as of March 31, 2023.

Available Liquidity in Q2 2023	Recorded Amount ($M)
Cash and cash equivalents	$519.6
Funds receivable	19.7
Short term investments	152.9
Creator advances, net	0.7
Accounts payable, creators	(327.2)
Available liquidity	$365.7

Eventbrite Q2 2023 Shareholder Letter

Page 13

Business Outlook Based upon current information, we anticipate third quarter 2023 revenue will be within a range of $79 million to $82 million. We anticipate full year 2023 revenue will be within a range of $320 million to $330 million, versus the prior range of $317 million to $330 million. We expect Adjusted EBITDA margin to be in the range of 12-13% for the full year 2023, excluding the impact of restructuring costs, reserve adjustments, and other non-routine items. We continue to anticipate total restructuring costs of up to $20 million in 2023, which includes employee severance and transition costs and lease exits. Page 14Eventbrite Q2 2023 Shareholder Letter

About Eventbrite Eventbrite is a global self-service ticketing, marketing, and experience technology platform that connects hundreds of thousands of event creators with audiences in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a highly- scalable self-service platform that would make it possible for anyone to create, promote and sell tickets to live experiences. Eventbrite enables creators to grow their audience reach and generate demand for events, while also helping event seekers find experiences ranging from annual culinary festivals to professional webinars to weekly yoga workshops. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com. Page 15Eventbrite Q2 2023 Shareholder Letter

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the impact on results; the Company’s expectations regarding the development of its platform and products; the Company’s, long-term growth strategy, creator growth, pursuit of profitability, and value creation; the Company’s expectations with respect to its operating model; and the Company’s expectations described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. Disclaimer Regarding Ticketing, Creator and Event Metrics This letter includes certain measures related to our ticketing business, such as paid tickets, paid creators, paid events, and Eventbrite Boost and Ads. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income, foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to Page 16Eventbrite Q2 2023 Shareholder Letter service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-routine items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. Page 17Eventbrite Q2 2023 Shareholder Letter

Condensed Consolidated Statements of Operations

($ in thousands, except per share data)(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Net revenue	$ 78,912	$ 66,041	$ 156,826	$ 121,916
Cost of net revenue[1]	24,603	23,042	50,998	43,015
Gross profit	54,309	42,999	105,828	78,901
Operating expenses [1]:				
Product development	23,486	22,541	50,050	41,059
Sales, marketing and support	15,679	14,263	32,739	27,411
General and administrative	21,826	19,495	43,544	38,312
Total operating expenses	60,991	56,299	126,333	106,782
Loss from operations	(6,682)	(13,300)	(20,505)	(27,881)
Interest income	6,926	440	12,379	457
Interest expense	(2,786)	(2,837)	(5,538)	(5,635)
Other income (expense), net	80	(4,555)	(873)	(5,175)
Loss before income taxes	(2,462)	(20,252)	(14,537)	(38,234)
Income tax provision (benefit)	459	(164)	1,070	39
Net loss	$ (2,921)	$ (20,088)	$ (15,607)	$ (38,273)
Net loss per share, basic and diluted	$ (0.03)	$ (0.20)	$ (0.16)	$ (0.39)
Weighted-average number of shares outstanding used to compute net loss per share, basic and dilutedcompute net loss per share, basic and diluted	99,995	98,015	99,748	97,802

(1) Includes stock-based compensation as follows (in thousands):

Cost of net revenue	$ 226	$ 206	$ 423	$ 446
Product development	5,184	5,651	9,508	9,784
Sales, marketing and support	2,792	2,053	5,020	3,840
General and administrative	6,397	6,343	11,742	13,019
Total	$ 14,599	$ 14,253	$ 26,693	$ 27,089

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Condensed Consolidated Balance Sheets

($ in thousands)(unaudited)	June 30, 2023	December 31, 2022
Assets		
Current assets		
Cash and cash equivalents	$ 519,598	$ 539,299
Funds receivable	19,744	43,525
Short-term investments, at amortized cost	152,874	84,224
Accounts receivable, net	2,607	2,266
Creator signing fees, net	989	645
Creator advances, net	695	721
Prepaid expenses and other current assets	11,529	12,479
Total current assets	708,036	683,159
Restricted cash	889	875
Creator signing fees, net noncurrent	1,580	1,103
Property and equipment, net	7,907	6,348
Operating lease right-of-use assets	264	5,179
Goodwill	174,388	174,388
Acquired intangible assets, net	17,542	21,907
Other assets	2,309	2,420
Total assets	$ 912,915	$ 895,379
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 327,183	$ 309,313
Accounts payable, trade	497	1,032
Chargebacks and refunds reserve	10,541	13,136
Accrued compensation and benefits	12,620	11,635
Accrued taxes	6,000	12,515
Operating lease liabilities	1,744	2,810
Other accrued liabilities	11,504	10,538
Total current liabilities	370,089	360,979
Accrued taxes, noncurrent	7,257	8,820
Operating lease liabilities, noncurrent	2,565	3,345
Long-term debt	356,590	355,580
Other liabilities	-	100
Total liabilities	736,501	728,824
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	980,975	955,509
Accumulated deficit	(804,562)	(788,955)
Total stockholder's equity	176,414	166,555
Total liabilities and stockholder's equity	$ 912,915	$ 895,379

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Condensed Consolidated Statements of Cash Flows

($ in thousands) (unaudited)	Six Months Ended June 30, 2023	2022
Cash flows from operating activities		
Net loss	$ (15,607)	$ (38,273)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	6,709	7,249
Stock-based compensation expense	26,693	27,089
Amortization of debt discount and issuance costs	1,010	974
Unrealized (gain) loss on foreign currency exchange	(1,674)	5,563
Accretion on short-term investments	(3,585)	-
Non-cash operating lease expenses	5,002	1,563
Amortization of creator signing fees	468	674
Adjustments related to creator advances, creator signing fees, and allowance for credit losses	(1,496)	(2,035)
Provision for chargebacks and refunds	5,755	8,235
Other	908	647
Changes in operating assets and liabilities:		
Accounts receivable	(763)	(1,144)
Funds receivable	24,136	(3,539)
Creator signing fees and creator advances	655	2,533
Prepaid expenses and other assets	1,061	7,528
Accounts payable, creators	15,789	62,023
Accounts payable	(487)	410
Chargebacks and refunds reserve	(8,350)	(8,059)
Accrued compensation and benefits	985	(1,560)
Accrued taxes	(8,596)	(4,649)
Operating lease liabilities	(1,933)	(2,195)
Other accrued liabilities	1,480	(12,294)
Net cash provided by operating activities	48,160	50,740
Cash flows from investing activities		
Purchase of short-term investments	(150,565)	-
Maturities of short-term investments	85,500	-
Purchases of property and equipment	(521)	(708)
Capitalized internal-use software development costs	(3,161)	(1,060)
Cash paid for acquisitions	-	(1,125)
Net cash used in investing activities	(68,747)	(2,893)
Cash flows from financing activities		
Proceeds from exercise of stock options	748	2,869
Taxes paid related to net share settlement of equity awards	(3,201)	(3,795)
Proceeds from issuance of common stock under ESPP	567	790
Principal payments on finance lease obligations	(1)	(46)
Net cash used in financing activities	(1,887)	(182)

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Effect of exchange rate changes on cash, cash equivalents and restricted cash Net (decrease) increase in cash, cash equivalents and restricted cash Cash, cash equivalents and restricted cash Beginning of period End of period Supplemental cash flow data Interest paid Income taxes paid, net of refunds Non-cash investing and financing activities Reduction of right of use asset due to modification or exit $ $ $ $ $ $ Condensed Consolidated Statements of Cash Flows (cont.) ($ in thousands)(unaudited) Six Months Ended June 30, 2023 2022 2,787 (19,687) 540,174 520,487 4,549 323 3,917 (11,698) 35,967 636,159 672,126 4,669 (5) 2,163 Page 21Eventbrite Q2 2023 Shareholder Letter

Key Operating Metrics and Non-GAAP Financial Measures

(In thousands, except per ticket data)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Net revenue	$ 78,912	$ 66,041	$ 156,826	$ 121,916
Paid Ticket Volume	23,309	21,863	46,487	39,917
Net Revenue per Paid Ticket	$ 3.39	$ 3.02	$ 3.37	$ 3.05

Adjusted EBITDA Reconciliation (Unaudited)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Net Loss	$ (2,921)	$ (20,088)	$ (15,607)	$ (38,273)
Add:				
Depreciation and amortization	3,193	3,486	6,708	7,249
Stock-based compensation	14,599	14,253	26,693	27,089
Interest income	(6,926)	(440)	(12,379)	(457)
Interest expense	2,786	2,837	5,538	5,635
Employer taxes related to employee equity transactions	203	210	559	567
Other (income) expense, net	(80)	4,555	873	5,175
Income tax provision (benefit)	459	(164)	1,070	39
Adjusted EBITDA	$ **11,313**	$ **4,649**	$ **13,455**	$ **7,024**
Adjusted EBITDA Margin	**14 %**	**7 %**	**9 %**	**6 %**
Non-Routine Items:				
Restructuring costs	$ 5,557	$ -	$ 14,379	$ -
Processing fees credit	(781)	-	(781)	-
APO reserve release	(3,000)	-	(3,000)	-
Creator upfront reserves release	(980)	(1,023)	(1,930)	(2,647)
Adjusted EBITDA - excluding non-routine items	$ **12,109**	$ **3,626**	$ **22,123**	$ **4,377**
Adjusted EBITDA Margin - excluding nonroutine items	**15 %**	**5 %**	**14 %**	**4 %**

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Paid Ticketing Metrics

	2023	
	Q1	Q2
Paid Transacting Creators (K)	172.0	189.3
Paid Transacting Events (K)	533.1	563.0
Paid Tickets (M)	23.2	23.3
Gross Ticket Sales ($M)	$ 906	$ 890
Net Revenue ($M)	$ 77.9	$ 78.9

	2022				
	Q1	Q2	Q3	Q4	FY 2022
Paid Transacting Creators (K)	135.8	169.0	168.1	177.5	366.6
Paid Transacting Events (K)	440.4	513.1	519.7	535.9	1,716.0
Paid Tickets (M)	18.1	21.9	22.0	25.1	87.1
Gross Ticket Sales ($M)	$ 717	$ 843	$ 846	$ 868	$ 3,274
Net Revenue ($M)	$ 55.9	$ 66.0	$ 67.5	$ 71.5	$ 260.9

	2021				
	Q1	Q2	Q3	Q4	FY2021
Paid Transacting Creators (K)	85.0	114.5	132.5	141.3	276.4
Paid Transacting Events (K)	334.1	478.6	474.2	458.3	1,517.3
Paid Tickets (M)	10.2	16.0	19.1	22.1	67.4
Gross Ticket Sales ($M)	$ 389	$ 622	$ 678	$ 750	$ 2,437
Net Revenue ($M)	$ 27.8	$ 46.3	$ 53.4	$ 59.6	$ 187.1

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